UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2015
Prosper Marketplace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-179941-01	73-1733867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Main Street, 3rd Floor San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 593-5400

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

DC: 5586955-1

Item 1.01. Entry into a Material Definitive Agreement.

On January 23, 2015, Prosper Marketplace, Inc. (“PMI”) entered into an Agreement and Plan of Merger (the “Agreement”) with American HealthCare Lending, LLC (“AHL”), a Utah limited liability company; Prosper Healthcare Lending, LLC (“PHL”), a Delaware limited liability company and a wholly owned subsidiary of PMI; and Shaun Sorensen, solely in his capacity as agent for AHL’s members and optionholders (“AHL Holders”).  Pursuant to the Agreement, PMI acquired all of the outstanding limited liability company interests of AHL and merged AHL with and into PHL, with PHL surviving the merger in a simultaneous signing and closing.

Under the terms of the Agreement, the AHL Holders received an aggregate of $21 million in cash.  The Agreement contains customary representations, warranties and covenants of PMI and AHL.  The Agreement also contains customary indemnification provisions whereby AHL and the AHL Holders will indemnify PMI and affiliated parties for certain losses arising out of any inaccuracy in the representations and warranties, or breaches of the covenants of AHL under the Agreement and certain other matters.  Of the consideration otherwise payable at the closing, a portion will be held back by PMI for twelve months to secure, in part, the indemnification obligations of AHL and the AHL Holders under the Agreement.  Concurrently with and as a condition to closing the Agreement, certain key continuing employees of AHL entered into employment agreements with PMI which contained non-competition and non-solicitation provisions.

The description of the Agreement set forth above is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference.  A copy of the press release issued by PMI announcing the acquisition is filed herewith as Exhibit 99.1 and is incorporated in this Item 1.01 by reference.

Item 9.01.  Financial Statements and Exhibits

 (d)           Exhibits

2.1           Agreement and Plan of Merger dated as of January 23, 2015
99.1           Press Release Announcing Prosper Marketplace, Inc.’s acquisition of American HealthCare Lending, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: January 27, 2015	By	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel and Secretary